Monarch Casino Reports 2009 First Quarter Results

RENO, NV -- (Marketwire - April 22, 2009) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended March 31, 2009.

The Company reported net revenue of $32.6 million, 4.9% lower than the $34.3 million reported for the comparative quarter in 2008. The Company announced quarterly income from operations of $1.9 million, EBITDA(1) of $5.1 million and diluted EPS of $0.06 which represent decreases of 41.0%, 3.2% and 50.0%, respectively, when compared to the prior year's first quarter. Revenue generated in the casino, food and beverage, and hotel operating units decreased by 4.0%, 1.7% and 7.7%, respectively.

Casino operating expense increased approximately $160 thousand, or 1.8%, over prior year's first quarter primarily due to the cost of increased complimentary food, beverages and other services provided to casino patrons ("Complimentaries"). As a percentage of casino revenue, casino operating expense increased to 39.1% as compared to 36.8% in the prior year's first quarter primarily due to the higher Complimentaries expense and the effect of the decrease in casino revenue.

Operating expense in the food and beverage operating unit as a percentage of revenue remained relatively flat at 48.3% for the first quarter as compared to 48.0% in the first quarter of the prior year. Hotel operating expense as a percentage of revenue increased to 37.3% from the 36.1% reported in prior year's first quarter due primarily to the decrease in hotel revenue partially offset by a reduction in hotel operating expense of $99 thousand, or 4.7%.

The Company reported that selling, general and administrative expense decreased by approximately $1.5 million, or 11.3%, due to reductions in payroll, benefits, marketing, legal and other general expense, all of which were the result of various cost reduction programs. Depreciation expense increased by approximately $1.2 million, or 58.5%, over prior year's first quarter due to the completion of the Company's previously announced expansion, remodel and Atlantis Convention Center Skybridge capital projects.

Interest income decreased from approximately $251 thousand reported in the first quarter of 2008 to approximately $35 thousand in the first quarter of 2009. The decrease resulted from the Company's use of its excess cash in 2008 for the capital projects and share repurchases. First quarter 2009 interest income represents interest earned on a note receivable.

At March 31, 2009, the Company had $55.9 million outstanding under its $60 million credit facility. The resultant interest expense recognized during the first quarter of 2009 was approximately $550 thousand, a $546 thousand increase over the first quarter of the prior year when the Company had no debt outstanding under its credit facility.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "The challenging economic environment we experienced throughout 2008 continued into the first quarter of 2009. Even though we successfully increased our market share throughout the quarter, we could not overcome the erosion of the market as a whole, the result of which was lower revenue for each of our operating units compared to the first quarter of 2008."

Mr. Farahi continued: "Despite the disappointing decrease in revenue, we were pleased with the reduction in expenses we achieved. Through completion of our expansion and skybridge capital projects, and the implementation of numerous cost reduction programs, we were able to drive expenses down throughout the Company."

In July of 2008, the Company completed and opened several new phases of an expansion project which includes over 10,000 square feet, or approximately 20%, of new casino space comprised of a significantly upgraded and expanded race and sports book, an enlarged and upgraded poker room and additional general gaming space. The first floor expansion also includes a new "Manhattan Deli," a New York deli-style restaurant. The expanded facilities on the second floor include approximately 27,000 square feet of new ballroom and convention space incorporating fresh, new, upscale design and state-of-the-art audio-visual technology.

In November 2008, the Company completed and opened the Atlantis Convention Center Skybridge providing guests with a convenient, traffic-free stroll between the Atlantis and the 500,000 square-foot Reno-Sparks Convention Center. Next, in January 2009, the Company opened the final phase of the expansion project, the new Spa Atlantis featuring an atmosphere, amenities and treatments that are unique from any other offering in the Company's market. During construction of the expansion project, many of the pre-expansion areas of the Atlantis were remodeled to be consistent with the upgraded look and feel of the new facilities.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, (iii) ongoing expansion and upgrade plans, and (iv) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's web site at monarchcasino.com.

                      Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income
                                (UNAUDITED)

                                                    Three Months Ended
                                                        March 31,
                                                --------------------------
                                                    2009          2008
                                                ------------  ------------
Revenues
  Casino                                        $ 22,804,499  $ 23,755,950
  Food and beverage                                9,593,068     9,761,220
  Hotel                                            5,379,742     5,830,695
  Other                                            1,133,450     1,232,069
                                                ------------  ------------
    Gross revenues                                38,910,759    40,579,934
Less promotional allowances                       (6,331,575)   (6,306,541)
                                                ------------  ------------
    Net revenues                                  32,579,184    34,273,393
                                                ------------  ------------
Operating expenses
  Casino                                           8,906,892     8,746,500
  Food and beverage                                4,635,397     4,689,365
  Hotel                                            2,005,920     2,105,373
  Other                                              296,771       346,654
  Selling, general and administrative             11,619,722    13,104,100
  Depreciation and amortization                    3,180,955     2,006,557
                                                ------------  ------------
    Total operating expenses                      30,645,657    30,998,549
                                                ------------  ------------
    Income from operations                         1,933,527     3,274,844
                                                ------------  ------------
Other (expense) income
  Interest income                                     35,418       251,344
  Interest expense                                  (550,210)       (4,157)
                                                ------------  ------------
    Total other (expense) income                    (514,792)      247,187
                                                ------------  ------------
    Income before income taxes                     1,418,735     3,522,031
Provision for income taxes                          (496,575)   (1,220,000)
                                                ------------  ------------
    Net income                                  $    922,160  $  2,302,031
                                                ============  ============

Earnings per share of common stock
  Net income
    Basic                                       $       0.06  $       0.13
    Diluted                                     $       0.06  $       0.12

Weighted average number of common
 shares and potential common
 shares outstanding
    Basic                                         16,122,048    18,415,836
    Diluted                                       16,148,037    18,545,964

                      Monarch Casino & Resort, Inc.
                  Condensed Consolidated Balance Sheets

                                                March 31,    December 31,
                                              -------------  -------------
                                                  2009           2008
                                              -------------  -------------
                   ASSETS                       (UNAUDITED)
Current assets
  Cash and cash equivalents                   $  11,428,243  $  11,756,900
  Receivables, net                                3,488,296      3,344,441
  Inventories                                     1,418,374      1,564,347
  Prepaid expenses                                2,969,024      2,851,872
  Deferred income taxes                             429,300        429,300
                                              -------------  -------------
    Total current assets                         19,733,237     19,946,860
                                              -------------  -------------
Property and equipment
  Land                                           12,162,522     12,162,522
  Land improvements                               3,511,484      3,511,484
  Buildings                                     133,674,917    133,332,232
  Building improvements                          10,435,062     10,435,062
  Furniture and equipment                       102,377,493     96,767,076
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                263,508,443    257,555,341
  Less accumulated depreciation and
   amortization                                (104,218,052)  (101,825,190)
                                              -------------  -------------
                                                159,290,391    155,730,151
Construction in progress                                  -      4,026,536
                                              -------------  -------------
      Net property and equipment                159,290,391    159,756,687
Other assets, net                                 3,498,240      2,797,949
                                              -------------  -------------
     Total assets                             $ 182,521,868  $ 182,501,496
                                              =============  =============

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $     900,000  $   2,500,000
  Accounts payable                                6,317,908     10,213,418
  Construction payable                            1,468,452      5,404,372
  Accrued expenses                                9,292,872      8,940,110
  Federal income taxes payable                      390,311        233,736
                                              -------------  -------------
    Total current liabilities                    18,369,543     27,291,636
                                              -------------  -------------
Long-term debt, less current maturities          55,000,000     47,500,000
Deferred income taxes                             2,115,371      2,115,371
                                              -------------  -------------
    Total Liabilities                            75,484,914     76,907,007
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,122,048 outstanding at 3/31/09
   16,122,048 outstanding at 12/31/08               190,963        190,963
  Additional paid-in capital                     28,571,314     28,051,009
  Treasury stock, 2,974,252 shares at 3/31/09
   2,974,252 shares at 12/31/08, at cost        (48,943,359)   (48,943,359)
  Retained earnings                             127,218,036    126,295,876
                                              -------------  -------------
    Total stockholders' equity                  107,036,954    105,594,489
                                              -------------  -------------
    Total liabilities and stockholders'
     equity                                   $ 182,521,868  $ 182,501,496
                                              =============  =============

                      Monarch Casino & Resort, Inc.
                Reconciliation of Net Income to EBITDA (1)
                                Unaudited

                                                     Three Months Ended
                                                          March 31,
                                                  ------------------------
                                                      2009         2008
                                                  -----------  -----------
Net Income                                        $   922,160  $ 2,302,031
Adjustments
    Provision for income taxes                        496,575    1,220,000
    Interest expense                                  550,210        4,157
    Depreciation & amortization                     3,180,955    2,006,557
    Interest income                                   (35,418)    (251,344)
                                                  -----------  -----------
EBITDA (1)                                        $ 5,114,482  $ 5,281,401
                                                  ===========  ===========

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:

Ron Rowan
CFO
(775) 825-4700
RRowan@monarchcasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@monarchcasino.com